Exhibit 10.6
Performance Based Vesting –EVP
Northfield Bancorp, Inc.
2019 Equity Incentive Plan

Restricted Stock Unit Agreement
(Performance Based Vesting)
This restricted stock unit agreement (“Restricted Stock Unit” or “Agreement”) is and will be subject in every respect to the provisions of the 2019 Equity Incentive Plan (the “Plan”) of Northfield Bancorp, Inc. (the “Company”), which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan and Plan prospectus has been provided to each person granted a Restricted Stock Unit pursuant to the Plan. The holder of this Restricted Stock Unit (the “Participant”) hereby accepts this Agreement, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (the “Committee”) or the Board of Directors of the Company will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. Capitalized terms used herein but not defined will have the same meaning as in the Plan.
1.    Name of Participant: _________________
2.    Date of Grant: _________________
3.    Number of Restricted Stock Units Granted at Target: [###_____###] shares. Each Restricted Stock Unit represents the right to receive one share of Stock (or the cash equivalent) on the date the Restricted Stock Unit vests.
The total number of shares to be issued may increase or decrease depending on whether the performance conditions are satisfied at the threshold, target or maximum levels, as provided in Exhibit A. In the aggregate, a Participant can earn between ____% and ____% of the Award based upon the attainment of the performance targets as provided in Exhibit A (the “Performance Targets”). The Committee shall determine the extent to which the Performance Targets have been achieved, and the level of achievement. The Committee will take into consideration extraordinary, unusual, and/or nonrecurring items of gain or loss including: (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) expenses incurred in connection with a merger, branch acquisition or similar transaction, in determining the extent to which the Performance Targets have been achieved. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances (including a merger in which the Company or a Subsidiary is the surviving entity) render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. The parties to this Agreement acknowledge that such modification(s) to the performance measure(s) will not be deemed to adversely impair the rights of the Participant or beneficiary under this Agreement. The Committee has the authority to extrapolate between the threshold, target and maximum levels achieved. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion exercised at the time of settlement of the Restricted Stock Unit, may settle the Restricted Stock Unit in cash equal to the then fair market value of the Restricted Stock Units earned or may settle the Restricted Stock Unit in a combination of cash and Stock.

4.    Vesting Period/Date: ________________________
4.1    Vesting Period. Except as otherwise provided in this Agreement, Restricted Stock Units shall become vested (“Vested Units”) only to the extent that the Performance Targets set forth in Exhibit A attached to this Agreement are satisfied. Vested Units shall be settled as soon as practicable after vesting occurs and the Performance Targets are determined, all of which shall occur no later than March 15th of the year following the last day of the Performance Period. All Restricted Stock Units which are not vested shall be forfeited pursuant to the terms of this Agreement.

4.2    Vesting Upon Death or Disability. In the event of the Participant’s termination of employment due to death or Disability before the expiration of the Vesting Schedule, then the vesting of the Restricted Stock Units under the Vesting Schedule shall vest on a pro rata basis by multiplying (i) the number of Restricted Stock Units that would be obtained at Target, or the actual achievement level (if greater), effective as of the date of death or the termination of employment due to Disability, by (ii) a fraction, the numerator of which is the number of whole months in the performance period that the Participant actually served and the denominator is the total number of months in the specified performance period. All other Restricted Stock Units which are not vested shall be forfeited pursuant to the terms of this Agreement.

4.3    Vesting Upon a Change in Control or Merger of Equals. In the event of the Participant’s Involuntary Termination of Employment following a Change in Control or Involuntary Termination of Employment within thirty-six (36) months following a Merger of Equals, all Restricted Stock Units shall immediately become fully earned and vested at the greater of (i) Target, or (ii) the actual Performance Target (if determinable).
5.    Forfeiture of Units.
5.1    Forfeiture. Upon the Participant’s termination of employment for any reason (other than an account of the Participant’s death, Disability or following a Change in Control or Merger of Equals) before the end of the term of the Vesting Schedule, then all Restricted Stock Units which have not been earned pursuant to the terms of the Plan (“Forfeitable Units”) shall be forfeited to the Company without payment of any consideration by the Company. There shall be no further accruals under the Vesting Schedule (and no further Forfeitable Units shall become Vested Units) from and after the date of any such termination.
5.2    Forfeiture of Forfeitable Shares. The Participant’s rights in all Forfeitable Units shall terminate automatically on the date of the Participant’s termination of employment for reasons other than on account of the Participant’s death, Disability or an Involuntary Termination following a Change in Control or Involuntary Termination within 36 months of a Merger of Equals, and the Company may thereupon cancel the certificate or certificates representing such Forfeitable Units on its books.
5.3    Clawback. As a condition to receiving this Restricted Stock Unit, the Participant agrees that all or any portion of the Restricted Stock Unit is subject to recovery or “clawback”

by the Company in accordance with the clawback policy adopted by the Company on November 28, 2018, as may be amended or restated from time to time. Recovery of the amount that would not otherwise have been made under the restated results may include one or more of the following:
    Reimbursement of the gross amount of any amount paid to the Participant (whether in cash or stock) that was subsequently reduced due to the restatement;

    Cancellation of outstanding Awards (including Awards other than this Restricted Stock Unit) granted to the Participant; and/or

    Reimbursement of any gains realized by the Participant from the settlement of the Restricted Stock Unit.
6.    No Implied Rights.
Neither the Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any subsidiary or other affiliate whatsoever, including any specific funds, assets, or other property which the Company or any subsidiary or other affiliate, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the shares of Stock or cash, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any subsidiary or other affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any subsidiary or other affiliate shall be sufficient to pay any benefits to any person. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.
7.    No Rights as a Stockholder.
Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and Vested Units are settled in Stock.
8.    Dividends.
No dividend or distribution, including Dividend Equivalent Rights, shall be paid with respect to the Restricted Stock Units that are subject to this Award.
9.    Voting Rights.
The Participant shall not have voting rights with respect to the Restricted Stock Units subject to this Award.
10.    Acceptance and Acknowledgment.
The Participant hereby accepts this Restricted Stock Unit, subject to all the terms and provisions herein and to the provisions of the Plan (as it may be amended from time to time). The Participant hereby agrees to accept as binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement. As a condition to the settlement of this Restricted Stock Unit under this Award, the Participant authorizes the Company to deduct from the settlement any taxes required to be withheld by the Company under federal, state, or local law as a result of the receipt of this Award. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company or Northfield Bank to discharge the Participant or restrict the right of the Participant to terminate his or her employment.
11.    Code Section 409A.
The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Award Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Award Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Award Agreement.
12.    Miscellaneous.
12.1    This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
12.2    A Restricted Stock Unit Award is not transferable prior to the time the Restricted Stock Unit vests in the Participant.
12.3    This Restricted Stock Unit Award will be governed by and construed in accordance with the laws of the State of New Jersey.
12.4    This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Stock or cash hereunder if the issuance of the shares or cash would constitute a violation of any law, regulation or order or any provision thereof.
12.5    If this Restricted Stock Unit is settled entirely or partially in shares of Stock, the Participant may request that the Company withhold a sufficient number of shares (based on the Fair Market Value on the settlement date) to satisfy the required federal, state and local tax withholding, if doing so would not violate any laws, regulations, or orders of any governmental authority.
12.6    This Agreement is executed in two (2) counterpart originals, one (1) to be retained by the Participant and one (1) to be retained by the Company.

12.7    Participant is required to retain direct ownership of at least 50% of the Participant’s Covered Shares, until the earlier of (i) thirty-six (36) months following the date of vesting, or (ii) termination of employment with the Company and any Subsidiary (solely for these purposes, the Participant is deemed to have a termination of employment with the Company or a Subsidiary even if the Participant continues in employment with an acquiring entity following a Change in Control or Merger of Equals). For these purposes, “Covered Shares” will have the same meaning as set forth in Section 8.1(k) of the Plan, except that “Executive Vice President” shall be substituted for “Chief Executive Officer” where it appears in Section 8.1.(k).
IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of the Restricted Stock Units set forth above.

NORTHFIELD BANCORP, INC.
By:
Its:

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Agreement and agrees to the terms and conditions hereof, including the terms and provisions of the Plan. The undersigned hereby acknowledges receipt of a copy of the Plan and Plan Prospectus.

PARTICIPANT

Performance Based Vesting –EVP
EXHIBIT A

PERFORMANCE MEASURES AND VESTING SCHEDULE

Performance Measures

Performance Goal(s))
Performance Measure/ Award Percentage	Threshold	Target	Maximum	Weighting

Performance Award Payouts
Performance Award (shares of Company common stock)	Threshold	Target	Maximum

Vesting Schedule
If the Performance Threshold is met or exceeded, the number of shares in the Award shall be determined and settled no later than March 15th of the year immediately following the end of the Performance Period, according to the following table:

Vested Percentage over Performance Period	Vesting Year(1)

(1)    Unless the Committee determines at the time of vesting to settle the units in cash or cash and Stock, vested Restricted Stock Units will be settled in Stock no later than March 15th of the year following the last day of the Performance Period.
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